Exhibit 99.1

FOR FURTHER INFORMATION:	FOR FURTHER INFORMATION:
Andrea K. Tarbox	Rick Zimmerman
Vice President and Chief Financial Officer	Director of Finance and Business Support
847.239.8812	360.575.5170

FOR IMMEDIATE RELEASE

Monday, June 10, 2013

KAPSTONE TO ACQUIRE

LONGVIEW FIBRE PAPER AND PACKAGING, INC.

KapStone Investor Conference Call at 4:15 P.M. ET, June 11, 2013

NORTHBROOK, IL — June 10, 2013 — KapStone Paper and Packaging Corporation (NYSE: KS) and Longview Fibre Paper and Packaging, Inc. jointly announced today that they have signed an agreement for KapStone to acquire the stock of Longview Fibre Paper and Packaging, Inc. from Brookfield Capital Partners II, a private equity fund managed by Brookfield Asset Management Inc. in a cash free, debt free transaction for $1.025 billion in cash and subject to certain post-closing adjustments.  Closing of the acquisition is subject to a number of customary conditions, including regulatory review.

Longview is a leading manufacturer of high quality containerboard, lightweight high performance multiwall paper, specialty Kraft papers, and corrugated containers located in the Pacific Northwest region. Longview’s operations include a mill located in Longview, WA equipped with five paper machines which produce 1.15 million tons of containerboard and Kraft paper annually. In 2012, Longview generated $831 million in net sales and $118 million of EBITDA.  In the first quarter of 2013, Longview’s net sales were $217 million generating $42 million of EBITDA.

Chairman and Chief Executive Officer of KapStone, Roger W. Stone, stated, “Acquiring Longview is an outstanding opportunity for numerous reasons.  The acquisition immediately adds value for our shareholders by increasing earnings and generating very strong free cash flow.  The deal is accretive to our bottom-line from Day 1. Our balance sheet, which was strong going into this transaction, remains strong after the acquisition.  The combined company is expected to deliver substantial free cash flow in the first year allowing KapStone to quickly de-lever.”

“This acquisition will increase our exposure to the highly desirable containerboard segment.  It also broadens our Kraft paper line and makes KapStone a global producer of high performance extensible multiwall paper, a grade which is growing at about 4% per year.”

Matt Kaplan, President and Chief Operating Officer of KapStone, added, “We look forward to having the Longview team join KapStone. Their track record is very impressive and over the past several years, Longview has increased productivity, benefitted from increased demand for containerboard and extensible Kraft paper, and experienced declining wood costs.  We anticipate synergies of approximately $10 million within the first 18 months.”

“I would like to thank all of the people at Longview who have contributed toward building a safe and successful business and I am confident that this success will continue with KapStone,” said Hugh Sutcliffe, Managing Partner of Brookfield.

Randy Nebel, President of Longview, commented, “We are excited to be part of the KapStone family.  It’s a great opportunity for our customers and employees.  Our product lines complement each other and provide us with a national presence in corrugated containers. We thank Brookfield for the support they have given us.”

Mr. Stone concluded, “Strategically, the acquisition of Longview is the perfect fit for KapStone, and transforms KapStone into a much more profitable and stronger company providing additional momentum for KapStone to continue its record of excellence in increasing value to our shareholders.”

KapStone has committed financing from Bank of America, Barclays Bank, and Wells Fargo Bank.

The transaction is expected to close in the summer of 2013.

Conference Call

KapStone will host a conference call at 4:15 P.M. ET, Tuesday, June 11, 2013, to discuss the acquisition.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.515.2908

International: 617.399.5122

Participant Passcode: 83122545

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About KapStone

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper and corrugated products. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes three paper mills and 15 converting plants across the Eastern and Midwestern US. The business employs approximately 2,700 people.

About Longview

Longview is a leading integrated manufacturer of high-quality, lightweight, multiwall and specialty kraft papers and a leading integrated manufacturer of corrugated containers and containerboard in the Pacific Northwest region. For more information, visit www.longviewfibre.com.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.  These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; and (6) the ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.